Exhibit 99.1

B. Riley Acquires Targus®, Leader in Technology Solutions and Protective Cases

LOS ANGELES and ANAHEIM, CA, October 19, 2022 – B. Riley Financial, Inc. (NASDAQ: RILY) (“B. Riley”) and Targus Cayman HoldCo Limited (“Targus”) today announced that B. Riley Principal Investments, LLC has acquired Targus, a multinational company that designs, manufactures, and sells consumer and enterprise productivity products. The Targus® product line includes laptop and tablet cases, backpacks, universal docking stations, and computer accessories.

B. Riley has acquired Targus in a transaction valued at approximately $250 million on an enterprise value basis, which represents a multiple of approximately 5.2x Adjusted EBITDA for the trailing twelve-month period ending June 2022. Targus generated revenues of approximately $415 million for the same trailing twelve-month period. Financing for the transaction included approximately $85.5 million of bank financing, and $114 million of seller financing and B. Riley bonds.

In connection with the acquisition, Targus CEO Mikel Williams has stepped down from B. Riley Financial’s board of directors, and will continue to lead Targus as a portfolio company of B. Riley Principal Investments.

“We are grateful to Mikel for his contributions as a Board member and are pleased to continue working with him at Targus,” said Bryant Riley, Chairman and Co-Chief Executive Officer of B. Riley Financial. “This addition aligns with our strategy of utilizing excess capital from our episodic businesses to invest in companies with strong and steady free cash flow. The growth in our portfolio of steady cash-generative businesses, combined with profits generated from our loan book, has enabled us to allocate a significant portion of our capital to our shareholders in the form of dividends and repurchases.”

With a strong market position and attractive operating model, the Targus acquisition offers accretive growth to B. Riley’s dividend capacity and complements B. Riley’s existing brand and communication company investments.

Mikel Williams, CEO of Targus, added: “Since 1983, Targus has been a market leader focused on delivering quality design and innovative functionality to meet the needs of our large global consumer base. I am excited about the opportunities and connections that B. Riley can provide to Targus as we continue to serve our customers and accelerate the expansion of our business globally.”

Sullivan & Cromwell LLP acted as legal advisor to B. Riley. O’Melveny & Meyers LLP acted as legal advisor to Targus.

About Targus

For more than 35 years, Targus has been revolutionizing mobile computing accessories for large enterprises and consumers, alike — connecting people and technology in meaningful ways. From laptop bags to tablet cases, to peripherals and universal docking stations, we persistently conceive, design, and produce innovative, productivity-boosting solutions that make the complex, simple; and seamlessly integrate into the lifestyles of mobile professionals wherever they work – at home, in the office, or wherever they go. We cross categories, regions, industries, and lifestyles with a breadth and depth of products that provide you with the solutions you need to live, dream, and do. Headquartered in Anaheim, California, Targus has global operations in more than 24 offices and distribution in more than 100 countries. Learn more about us at targus.com, like or follow us on Facebook, and LinkedIn.

www.brileyfin.com | NASDAQ: RILY	1

About B. Riley Financial

B. Riley Financial is a diversified financial services platform that delivers tailored solutions to meet the strategic, operational, and capital needs of its clients and partners. B. Riley leverages cross-platform expertise to provide clients with full service, collaborative solutions at every stage of the business life cycle. Through its affiliated subsidiaries, B. Riley provides end-to-end, collaborative financial services across investment banking, institutional brokerage, private wealth and investment management, financial consulting, corporate restructuring, operations management, risk and compliance, due diligence, forensic accounting, litigation support, appraisal and valuation, auction, and liquidation services. B. Riley opportunistically invests to benefit its shareholders, and certain registered affiliates originate and underwrite senior secured loans for asset-rich companies. B. Riley refers to B. Riley Financial, Inc. and/or one or more of its subsidiaries or affiliates. For more information, please visit www.brileyfin.com.

Contacts

Investors	Media
Mike Frank	Jo Anne McCusker
ir@brileyfin.com	press@brileyfin.com
(212) 409-2424	(646) 885-5425

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www.brileyfin.com | NASDAQ: RILY	2